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                                                                  EXHIBIT 11.01

                     THE HUNTER GROUP, INC. AND SUBSIDIARIES

                               Earnings Per Share
                   For the Three Years Ended December 31, 1996
             and the Six Month Periods Ended June 30, 1997 and 1996

                                  -------------

                     (In thousands except per share amounts)

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
                                                                                               Six Months Ended
                                                              Years Ended December 31,              June 30,
                                                          -------------------------------     -------------------
                                                           1994        1995        1996        1996        1997
                                                          -------     -------     -------     -------     -------
                                                                                                  (Unaudited)
Net income (loss)......................................   $ 1,173     $  (399)    $   443     $(1,743)    $  (807)
                                                          =======     =======     =======     =======     =======
Calculation of primary earnings per share:

   Average common shares outstanding
     for the period....................................     7,800       7,800       7,800       7,800       7,800


   Increase for common stock equivalents:

      Stock options under treasury stock method........       455        --         1,049       --          --
                                                          -------     -------     -------     -------     -------
   Adjusted average shares outstanding for the period
     -- primary period.................................     8,255       7,800       8,849       7,800       7,800
                                                          =======     =======     =======     =======     =======
Income (loss) per share, primary.......................   $  0.14     $ (0.05)    $  0.05     $ (0.22)    $ (0.10)
                                                          =======     =======     =======     =======     =======
Calculation of fully diluted earnings per share:

   Average common shares outstanding for the period....     7,800       7,800       7,800       7,800       7,800

   Increase for common stock equivalents:

      Stock options under treasury stock method........       527        --         1,124       --          --
                                                          -------     -------     -------     -------     -------
   Adjusted average shares outstanding for the period
     -- fully diluted..................................     8,327       7,800       8,924       7,800       7,800
                                                          =======     =======     =======     =======     =======
Income (loss) per share, fully diluted.................   $  0.14     $ (0.05)    $  0.05     $ (0.22)    $ (0.10)
                                                          =======     =======     =======     =======     =======
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